Exhibit 99.1

June 28, 2021

USD Partners Announces New Renewable Diesel Contract at West Colton Terminal and the Creation by US Development Group of USD Clean Fuels LLC to Provide Production and Logistics Solutions to Clean Energy Industry

Houston, TX – USD Partners LP (NYSE:USDP) (“USDP” or the “Partnership”) announced today that the Partnership has entered into a Terminal Services Agreement with USD Clean Fuels LLC (“USDCF”), a newly-formed subsidiary of US Development Group, LLC (“USDG”). The Terminal Services Agreement provides for the inbound shipment of renewable diesel on rail and the outbound shipment of the product on tank trucks to local consumers. The agreement has an initial term of five years with a target commencement date of December 1, 2021, and is supported by a minimum throughput commitment to USDCF from an investment-grade rated, refining customer as well as a performance guaranty from USDG.

“We are excited to announce this very accretive opportunity at the Partnership. This opportunity is incremental to our existing ethanol business at West Colton and is projected to generate additional Adjusted EBITDA of approximately $2.0 million per year at the Partnership over the five-year term,” said Adam Altsuler, the Partnership’s Chief Financial Officer. “Total capital associated with the opportunity is approximately $1.8 million, which we intend to fund from cash flows from operations.”

USDCF is a newly-created entity formed by USDG, the Partnership’s sponsor, to focus on providing production and logistics solutions to the growing market for clean energy transportation fuels.

“USDG has created USD Clean Fuels in response to a structural shift in demand associated with decarbonizing the transportation fuels sector,” said Brad Sanders, Executive Vice President and Chief Commercial Officer for USDG. “We believe our assets, capabilities and vision are ideally suited to serve our customers’ growth plans in clean fuels in terms of both geography and product offering (renewable diesel, sustainable aviation fuel, etc.). We are thrilled to be able to bring cleaner and sustainable industry solutions to California fuel markets, and we look forward to more announcements in the future as the industry and clean fuels markets continue to evolve.”

In connection with the execution of the Terminal Services Agreement, the Partnership entered into a Marketing Agreement with USDCF granting USDCF the right to market and develop renewable diesel growth projects at the West Colton terminal. Additionally, USDG entered into to an amended and restated Omnibus Agreement with the Partnership to extend the term of the Partnership’s right of first offer on any midstream infrastructure assets that the sponsor may develop, construct, or acquire, which would include any renewable diesel growth projects at the West Colton Terminal, for an additional five years, subject to certain conditions. The Partnership’s right of first offer was otherwise set to expire in October of 2021.

About USD Partners LP
USD Partners LP is a fee-based, growth-oriented master limited partnership formed in 2014 by US Development Group, LLC (“USD”) to acquire, develop and operate midstream infrastructure and complementary logistics solutions for crude oil, biofuels and other energy-related products. The Partnership generates substantially all of its operating cash flows from multi-year, take-or-pay contracts with primarily investment grade customers, including major integrated oil companies, refiners and marketers. The Partnership’s principal assets include a network of crude oil terminals that facilitate the transportation of heavy crude oil from Western Canada to key demand centers across North America. The

Partnership’s operations include railcar loading and unloading, storage and blending in on-site tanks, inbound and outbound pipeline connectivity, truck transloading, as well as other related logistics services. In addition, the Partnership provides customers with leased railcars and fleet services to facilitate the transportation of liquid hydrocarbons and biofuels by rail.

US Development Group, LLC, which owns the general partner of USD Partners LP, is engaged in designing, developing, owning, and managing large-scale multi-modal logistics centers and energy-related infrastructure across North America. USDG solutions create flexible market access for customers in significant growth areas and key demand centers, including Western Canada, the U.S. Gulf Coast and Mexico. Among other projects, USDG, along with its partner Gibson Energy, Inc., is pursuing long-term solutions to transport heavier grades of crude oil produced in Western Canada through the construction of a Diluent Recovery Unit at the Hardisty terminal. USDG is also currently pursuing the development of a premier energy logistics terminal on the Houston Ship Channel with capacity for substantial tank storage, multiple docks (including barge and deepwater), inbound and outbound pipeline connectivity, as well as a rail terminal with unit train capabilities. For additional information, please visit texasdeepwater.com. Information on websites referenced in this release is not part of this release.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including statements with respect to the ability of the Partnership, USDG and USDCF to generate future Adjusted EBITDA; amount and timing of future capital expenditure; business prospects of USDCF; and the ability of the Partnership, USDG and USDCF to develop future additional projects and expansion opportunities and whether those projects and opportunities developed by USDCF would be owned by USDCF and whether they would be subject to the Partnership’s right of first offer. Words and phrases such as “plans,” “expects,” “will,” “would,” “believes,” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to the Partnership are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this press release was issued. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the impact of the novel coronavirus (COVID-19) pandemic and related economic downturn and changes in general economic conditions and commodity prices, as well as those factors set forth under the heading “Risk Factors” and elsewhere in the Partnership’s most recent Annual Report on Form 10-K and in the Partnership’s subsequent filings with the Securities and Exchange Commission (many of which may be amplified by the COVID-19 pandemic and the significant reductions in demand for, and fluctuations in the prices of, crude oil, natural gas and natural gas liquids). The Partnership is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Exhibit 99.1
Contacts:
Adam Altsuler, (281) 291-3995
Executive Vice President, Chief Financial Officer
aaltsuler@usdg.com

Jennifer Waller, (832) 991-8383
Director, Financial Reporting & Investor Relations
jwaller@usdg.com